EXHIBIT 5

OPINION AND CONSENT OF LAWRENCE F. DICKIE

[PepsiCo, Inc. Letterhead]
August 3, 2001

The Board of Directors
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Dear Ladies and Gentlemen:

        I have acted as counsel to PepsiCo, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 22,064,002 shares of the Company’s Common Stock (the “Shares”), to be issued in accordance with the terms of The Quaker Long Term Incentive Plan of 1990, The Quaker Long Term Incentive Plan of 1999 and The Quaker Oats Company Stock Option Plan for Outside Directors, (collectively, the “Plans”).

        I have reviewed such corporate records, documents and questions of law and fact I have considered necessary or appropriate for the purposes of this opinion.

        Based on such review, I am of the opinion that the Shares registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion letter as an exhibit to the Registration Statement.

        This opinion letter is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Very truly yours, /s/ Lawrence F. Dickie Lawrence F. Dickie Vice President, Associate General Counsel and Assistant Secretary